Exhibit 10.4

INTERCORPORATE SERVICES AGREEMENT

among

ENBRIDGE ENERGY PARTNERS, L.P.,

MIDCOAST ENERGY PARTNERS, L.P.

and

MIDCOAST OPERATING, L.P.

Dated effective as of             , 2013

INTERCORPORATE SERVICES AGREEMENT

This INTERCORPORATE SERVICES AGREEMENT (this “Agreement”) is made effective as of             , 2013 (the “Effective Date”) by and among Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), and Midcoast Operating, L.P., a Texas limited partnership (“Midcoast” and together with MEP, the “Partnership Parties”).

RECITALS

WHEREAS, the EEP and certain of its Affiliates will provide certain services under this Agreement to the Partnership Parties and their respective current and future subsidiaries.

NOW THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of the Partnership Parties nor any of their respective subsidiaries will be deemed to be an Affiliate of EEP.

“Expenses” means all out-of-pocket and third-party fees, costs, and expenses related to the Services and any and all taxes of every kind and nature assessed or levied upon or incurred in connection with the provision of the Services by the Service Providers.

“Intellectual Property” means the rights to (i) inventions, (ii) all granted patents for inventions, including reissue thereof, (iii) copyrights, (iv) industrial designs, (v) trademarks, (vi) trade secrets, (vii) know-how and (viii) any other industrial or intellectual property right, in every country where same exists from time to time, all applications therefor, the right to make applications therefor and the right to claim priority therefrom as provided by international convention.

“Party” means any of EEP, MEP and Midcoast, individually, and “Parties” means all of them, collectively.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Reimbursable Amounts” means, without duplication, all costs and expenses (including the Expenses) incurred by EEP or any of its Affiliates in connection with providing the Services, whether directly incurred by EEP or allocated to EEP under a services agreement with Enbridge Inc. or any of its Affiliates, and that are reasonably allocable or otherwise chargeable to the Partnership Parties and their subsidiaries under EEP’s allocation methodologies in effect from time to time, including, but not limited to, payroll and payroll related costs, overhead costs, accounting and other general and administrative costs.

ARTICLE II

PROVISION OF SERVICES

Section 2.1. Provision of Services. During the term of this Agreement, EEP and its Affiliates (each individually referred to as a “Service Provider” and collectively as the “Service Providers”) shall provide to the Partnership Parties and their respective current and future subsidiaries (the Partnership Parties and such current and future subsidiaries each individually referred to as a “Services Recipient” and collectively as the “Services Recipients”) the Services on the terms and conditions set forth in this Agreement. The services to be provided by the Service Providers (the “Services”) will be identified and described from time to time in one or more schedules (each, a “Services Schedule”) that will be incorporated into and form part of this Agreement. The initial Services Schedule is attached to this Agreement as Exhibit A. The Services shall be provided from time to time at such times as the Services Recipients shall request in writing and pursuant to such instructions and specifications as the Services Recipients shall provide to the applicable Service Provider.

Section 2.2. Change of Services. During the term of this Agreement, the Parties may identify the need to modify or discontinue existing Services or add new Services to an existing Services Schedule. Any Party may initiate a request for any such change at any time. All requested changes must be made in writing and provide an appropriate notice period within which the Parties receiving such notice must respond, such period not to be less than fourteen (14) days unless otherwise agreed to in writing. Any change in or addition to the Services shall be evidenced by a written amendment to Exhibit A or by the addition of a separate Services Schedule, which amendment or additional Services Schedule shall be subject to prior written approval by each of the Parties. If any Party expresses a desire to discontinue any Service described in an existing Services Schedule, the Parties shall endeavor in good faith to determine an appropriate wind-down period and a reasonable allocation of the costs of decommissioning such Service, if any.

Section 2.3. Non-Exclusive. The Services Recipients shall not be obliged to obtain Services exclusively from the Service Providers, and shall remain free to acquire services from any other sources which they deem are appropriate, without any requirement to obtain the prior written approval of EEP. Subject to Section 2.4, nothing in this Agreement shall prohibit the Service Providers from providing the Services to any other Person from time to time.

Section 2.4. Commitment and Skill of Resources. EEP agrees to provide, or obtain from its Affiliates for provision, to the Services Recipients sufficient personnel and other resources in providing the Services such that the Services Recipients may continue to operate their respective businesses in a manner consistent in all respects with the manner in which they have been operated on a historical basis. All Service Provider personnel performing the Services shall possess such skills and qualifications as are necessary for the performance of the Services in accordance with the applicable professional standards and qualifications governing such personnel. If the Services Recipients dispute the quality or level of Services provided by the Service Providers hereunder, the Parties will endeavor to resolve the dispute in accordance with Section 7.2.

Section 2.5. Authorization of Personnel. Each of the Partnership Parties shall, and shall cause its respective applicable subsidiaries to, execute any and all documents necessary to authorize any applicable Service Provider personnel to act as agents of the Services Recipients in the provision of the Services. Any such authorization shall be in accordance with any authority guidelines and policies applicable to EEP and the Partnership Parties from time to time.

ARTICLE III

REIMBURSEMENT, INVOICING AND ACCOUNTING

Section 3.1. Reimbursement. Each of the Partnership Parties shall, or shall cause the applicable Service Recipients to, reimburse EEP its respective allocated portion of the Monthly Expense Allocation in accordance with Section 3.2.

Section 3.2. Monthly Expense Allocations; Payment. The following procedure for payments related to Services shall be utilized by the Parties:

(a) Promptly following the end of each monthly accounting close, EEP will provide notice to MEP of the total Reimbursable Amounts incurred by the Service Providers during the immediately preceding month (such Reimbursable Amounts, as adjusted pursuant to Sections 3.2(b) and 3.2(c), the “Monthly Expense Allocation”). Such notice shall indicate the portion of the total Reimbursable Amounts attributable to each of MEP and Midcoast.

(b) During the term of this Agreement, the total Reimbursable Amounts for any month shall be reduced by the amount of any costs that may properly be allocated (or otherwise chargeable) by any Services Recipient to any Service Provider, including those costs identified on Exhibit B (the “Midcoast Allocated Costs”).

(c) During the term of this Agreement, the portion of the total Reimbursable Amounts attributable to Midcoast for any month will be further reduced by an amount equal to $2,083,333.33 (the “Monthly Reduction Amount”). For the avoidance of doubt, in no event will the aggregate amount of the Monthly Reduction Amounts for any calendar year exceed $25,000,000.

(d) All amounts in excess of $100,000 payable under this Agreement shall be paid within sixty (60) days of MEP’s receipt of notice from EEP of the Reimbursable Amounts, as adjusted pursuant to Sections 3.2(b) and 3.2(c). All amounts shall be expressed, and all payments shall be made, in U.S. dollars. Each of Midcoast and MEP shall be responsible for payment of its respective allocated portion of the Monthly Expense Allocation. Any undisputed amounts payable in excess of $100,000 not remitted to EEP, as applicable, on or before the date on which payment is due shall thereafter bear interest at an annual rate equal to the prime rate of interest of Bank of America, N.A. (or its successor) on the due date plus one percent (1%) per annum, compounded monthly. Notwithstanding anything in the foregoing to the contrary, for so long as EEP or any of its Affiliates controls the general partner of MEP, the Parties may settle any of their respective financial obligations under this Agreement through EEP’s normal intercompany settlement processes.

(e) On an annual basis, the Parties may elect to review the immediately preceding year’s total Monthly Expense Allocations in order to confirm that such Monthly Expense Allocations were fair and reasonable and approximate the actual costs to the Services Providers of the Services provided to the Service Recipients. EEP shall provide the Partnership Parties with supporting information for any Monthly Expense Allocation reasonably requested by a Partnership Party within thirty (30) days of receipt of written request from such Partnership Party. If any Partnership Party disputes any part of a Monthly Expense Allocation, such dispute shall be resolved using the procedures set forth in Section 7.2 below

(f) Reimbursement for Reimbursable Amounts associated with Services provided on an “as requested” or special project basis will be part of the Monthly Expense Allocation process described in this Section 3.2 and will be paid in accordance with the above terms and conditions.

ARTICLE IV

AUDIT REQUIREMENTS AND ANNUAL REVIEW

Section 4.1. Access to Books and Records. For a period of not less than three (3) years following delivery of notice to the Partnership Parties of any Monthly Expense Allocation, EEP shall maintain reasonable records and other documentation to substantiate the provision of Services to the Services Recipients and the Reimbursable Amounts associated with the applicable Monthly Expense Allocation. Subject to Section 4.2, the Partnership Parties and their duly authorized representatives will have access to such records and other documentation at all reasonable times during and after the term of this Agreement for the purpose of auditing and verifying such Reimbursable Amounts or for any other reasonable purpose. Except as otherwise provided in this Section 4.1, all expenses incurred by any Partnership Party in connection with any such audit and verification shall be borne solely by the Partnership Parties; provided, however, that EEP shall not charge any Partnership Party for any cost incurred by EEP in connection with such audit and verification. EEP agrees to promptly reimburse the applicable Partnership Party for audit claims resolved in such Partnership Party’s favor.

Section 4.2. Document Retention. The Parties will preserve for a period of three (3) years following the termination of this Agreement, or for such longer period as may be agreed by the Parties, all records and other documentation described in Section 4.1.

Section 4.3. Annual Performance Review. Upon the prior written request of any Party, the Parties will conduct performance review meetings annually, at least four (4) months prior to the end of the year in which the Services are being provided, between the personnel of the Services Recipients who receive the Services and the personnel of the Service Providers who provide the Services. The purpose of such meetings will be to assess and report upon whether the Services are being delivered in accordance with the requirements of this Agreement. Any changes to the applicable operating environments of the Parties, to the extent that such changes impact, or could impact, delivery of the Services in any way, shall be identified, discussed and monitored by the applicable Parties. All Services shall be reviewed by the Parties with reference to any applicable standards of quality and performance set forth in this Agreement. The Director of each of the Parties’ controller’s groups shall ensure that any negotiated changes resulting from the performance review process will be incorporated into amendments to the Services Schedules.

ARTICLE V

LIABILITY AND INDEMNIFICATION

Section 5.1. Indemnification of the Partnership Parties by EEP.

EEP hereby agrees to:

(a) indemnify and hold harmless the Services Recipients and their respective officers, directors, members, managers, partners, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Partnership Indemnitees”) from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever that the Partnership Indemnitees may suffer as a result of the gross negligence or willful misconduct by any of the Service Providers in the provision or non-provision of Services under this Agreement; and

(b) pay all costs and expenses, including legal fees, incurred by the Partnership Indemnitees in connection with any such claim or suit.

Section 5.2. Indemnification of EEP by MEP.

MEP hereby agrees to:

(a) indemnify and hold harmless the Service Providers and their respective officers, directors, members, managers, partners, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Enbridge Indemnitees”) from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever that the Enbridge Indemnitees may suffer as a result of the gross negligence or willful misconduct by MEP or any of its subsidiaries (other than Midcoast or any of its subsidiaries) in obtaining necessary Services under this Agreement; and

(b) pay all costs and expenses, including legal fees, incurred by the Enbridge Indemnitees in connection with any such claim or suit.

Section 5.3. Indemnification of EEP by Midcoast.

Midcoast hereby agrees to:

(a) indemnify and hold harmless the Enbridge Indemnitees from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever that the Enbridge Indemnitees may suffer as a result of the gross negligence or willful misconduct by Midcoast or any of its subsidiaries in obtaining necessary Services under this Agreement; and

(b) pay all costs and expenses, including legal fees, incurred by the Enbridge Indemnitees in connection with any such claim or suit.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1. License. All Intellectual Property that is conceived, developed, produced, substantiated, or first reduced to practice by any of the Service Providers in the course of performing the Services pursuant to this Agreement shall accrue to and be owned by the applicable Service Provider, subject only to the grant back of a non-exclusive, worldwide, royalty-free, perpetual right and license to the Services Recipients to reproduce, translate, modify, revise, make, use and have made that Intellectual Property as reasonably required in connection with the internal business purposes of the Services Recipients.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Term; Termination. The term of this Agreement shall commence as of the Effective Date above and shall continue until terminated in accordance with this Section 7.1. This Agreement may be terminated upon at least thirty (30) days’ prior written notice (or such shorter time as may be agreed by the Parties):

(a) by any Party hereto, if EEP or one of its Affiliates ceases to control, directly or indirectly, the general partner of MEP; and

(b) by the mutual agreement of the Parties.

Section 7.2. Dispute Resolution. In the event that any dispute related to the nature or performance of Services or the amount of or basis for any Expense Allocation or an issue of interpretation of this Agreement cannot be resolved by the respective departmental directors of the Parties, the dispute shall be escalated upward through the respective organizations of the Parties, first to the level of Vice-President and, if necessary, to the level of President, for resolution. The respective Director of each of the Parties’ Controller’s Groups shall facilitate this dispute resolution process. Upon agreement of the Parties, any dispute or issue of interpretation arising hereunder shall be jointly referred for non-binding mediation or arbitration to an external facilitator with recognized expertise in the subject matter of the dispute or issue of interpretation.

Section 7.3. Independent Agents; No Joint Venture. Except as provided in Section 2.5, this Agreement is not intended to create, and shall not be construed as creating, any relationship of partnership, agency, joint venture or association for profit between the Parties.

Section 7.4. No Fiduciary Duties. No Party shall have any fiduciary obligations or duties to any other Party or Person by reason of this Agreement. Any Party may conduct any activity or business for its own profit whether or not such activity or business is in competition with any activity or business of the other Parties.

Section 7.5. No Representations or Warranties. EEP makes no warranties or representations, express or implied, with respect to the Services, except that such Services shall be provided by qualified personnel in a professional and timely manner.

Section 7.6. Force Majeure. If any Party is rendered unable by force majeure to carry out its obligations under this Agreement, other than the Partnership Parties’ obligation to reimburse EEP for Reimbursable Amounts as provided for herein, such Party shall give the other Parties prompt written notice of such force majeure, which notice shall include reasonably detailed information regarding the circumstances surrounding such force majeure. Upon delivery of such notice, the obligations of the Party delivering such notice, to the extent such obligations are affected by such force majeure, shall be suspended during, but no longer than, the continuance of such force majeure. The Party delivering such notice shall use all reasonable diligence to remove or remedy the cause of such force majeure as quickly as practicable. The requirement that the cause of any force majeure be removed or remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor disturbances. Instead, all such strikes, lockouts or other labor disturbances may be handled entirely within the discretion of the affected Party. The term “force majeure” means any one or more of:

(a) an act of God;

(b) a strike, lockout, or other labor disturbance;

(c) an act of a public enemy, war, blockade, insurrection or public riot;

(d) severe weather, lightning, fire, storm, flood or explosion;

(e) governmental action, delay, restraint or inaction;

(f) judicial order or injunction;

(g) material shortage or unavailability of equipment; or

(h) any other cause or event, whether of the kind specifically enumerated above or otherwise, that is not reasonably within the control of the Party claiming suspension.

Section 7.7. Further Acts. Each Party shall, from time to time and at all times, do such further acts and execute and deliver all such further deeds and documents as shall be reasonably requested by another Party in order to fully perform and carry out the terms of this Agreement.

Section 7.8. Time of the Essence. Time is of the essence in this Agreement.

Section 7.9. Notices. Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a Party shall be in writing and may be given by hand delivery, postage prepaid first-class mail delivery, delivery by a reputable international courier service guaranteeing next business day delivery, or by facsimile (if confirmed by one of the foregoing methods) to such Party at its address noted below:

(a)	in the case of EEP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

Attention: Vice President—Law and Assistant Secretary

Facsimile: (713) 821-2229

(b)	in the case of either of the Partnership Parties, to:

Midcoast Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

Attention: Vice President—Law and Assistant Secretary

Facsimile: (713) 821-2229

or at such other address of which notice may have been given by such Party in accordance with the provisions of this Section 7.9.

Section 7.10. Counterparts. This Agreement may be executed in several counterparts, none of which is required to be executed by all of the Parties. Each such counterpart, including a facsimile transmission thereof, shall be deemed to be an original and shall have the same force and effect as an original. All counterparts together shall constitute one and the same instrument.

Section 7.11. Applicable Law. In the provision of the Services hereunder, the Parties shall comply with and observe all applicable laws, regulations and orders of any proper authority having jurisdiction over the services provided. Each Party agrees to do such things as may be commercially reasonably to assist the other Parties to comply with such applicable laws, regulations and orders. This Agreement shall be construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer the construction or interpretation hereof to the laws of another jurisdiction.

Section 7.12. Binding Effect; Assignment.

(a) This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(b) This Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that each of the Partnership Parties may assign its rights to receive Services hereunder in whole or in part to one or more or its respective Affiliates.

Section 7.13. Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b) “including” means “including without limitation” and is a term of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) unless otherwise expressly provided, any term defined herein by reference to any other document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document;

(e) references herein to other documents and agreements shall mean such documents and agreements as amended and restated from time to time;

(f) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(g) this Agreement shall not be construed against any Person as the principal draftsperson hereof;

(h) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement; and

(i) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified.

Section 7.14. Confidentiality of Information.

(a) Each Party agrees to keep all information provided by any of the other Parties or their respective Affiliates (the “disclosing party”) to it or its Affiliates or representatives (the “receiving party”) confidential, and a receiving party shall not, without the prior consent of an authorized senior officer of the disclosing party, disclose any part of such information which is not available in the public domain from public or published information or sources except:

(i) to those of its employees or other representatives who require access to the information in connection with performance of the Services by a receiving party under this Agreement;

(ii) as in the receiving party’s judgment may be appropriate to be disclosed in connection with the provision by the receiving party of the Services hereunder;

(iii) as the receiving party may be required to disclose in connection with the preparation by the receiving party or any of its Affiliates of reporting documents, including annual financial statements, annual reports and any filings or disclosure required by statute, regulation or order of a regulatory authority; and

(iv) to such legal and accounting advisors and other experts as in the receiving party’s judgment may be necessary or appropriate in order to permit the receiving party to rely on the services of such persons.

(b) The covenants and agreements of the Parties shall not apply to any information:

(i) which is lawfully in the receiving party’s possession or in the possession of its professional advisors or its personnel, as the case may be, at the time of disclosure and which was not acquired directly or indirectly from the disclosing party;

(ii) which is at the time of disclosure in, or after disclosure falls into, the public domain through no fault of the receiving party or its personnel;

(iii) which, subsequent to disclosure by the disclosing party, is received by the receiving party from a third party who, insofar as is known to the receiving party, is lawfully in possession of such information and not in breach of any contractual, legal or fiduciary obligation to the disclosing party and who has not required the receiving party to refrain from disclosing such information to others; and

(iv) disclosure of which the receiving party reasonably deems necessary to comply with any legal or regulatory obligation which the receiving party believes in good faith it has.

Section 7.15. Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

Section 7.16. Modification; Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by each of the Parties or by their respective successors or permitted assigns. Version control and archival storage of all amendments shall be the responsibility of EEP.

Section 7.17. Entire Agreement; Supersedure. This Agreement and the exhibits and schedules attached hereto constitute the whole and entire agreement between the Parties respecting the subject matter hereof and supersede any prior agreement, undertaking, declarations, commitments or representations, verbal or oral, in respect of the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement with effect as of the date first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C.,
as delegate of
Enbridge Energy Company, Inc., as General Partner

By:
Name:
Title:

MIDCOAST ENERGY PARTNERS, L.P.

By:	Midcoast Holdings, L.L.C.,
as General Partner

By:
Name:
Title:

MIDCOAST OPERATING, L.P.

By:	Midcoast OLP GP, L.L.C.,
as General Partner

By:
Name:
Title:

EXHIBIT A

Attached to and made a part of Intercorporate Services Agreement

dated effective             , 2013

among Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P. and Midcoast

Operating, L.P.

SERVICES TO BE PROVIDED BY THE SERVICE PROVIDERS

1.	Executive, management, business development, administrative, legal, human resources, records and information management, public affairs, investor relations, government relations and computer support services.

2.	Accounting and tax planning and compliance services, including preparation of financial statements and income tax returns, unitholder tax reporting and audit and treasury services.

3.	Strategic insurance advice, planning and claims management and related support services, and arrangement of insurance coverage as required.

4.	Facilitation of capital markets access and financing services, cash management and related banking services, financial structuring and advisory services, as well as credit support for subsidiaries and Affiliates on an as-needed basis for projects, transactions or other purposes.

5.	Operational and technical services, including integrity, safety, environmental, project management, engineering, fundamentals analysis and regulatory, and pipeline control and field operations.

Further details of Services to be provided by EEP under this Agreement to facilitate the business and affairs of the Services Recipients are as follows:

General Administrative and Management Services

•	Comply with all external reporting requirements as required by applicable law or governmental or regulatory agency.

•	Provide overall strategic operational oversight and management.

•	Maintain all operational, accounting and financial information as required for internal reporting purposes.

•	Oversee, administer and manage all EEP enterprise-wide policies, procedures and initiatives.

Public, Governmental and Investor Relations and Communications

•	Provide oversight, consulting and coordination of internal and external communications activities and design and administer strategic communication, public relations and government relations plans.

•	Provide regulatory rate compliance and the related determination of pipeline tariff rates.

•	Provide primary communication link with investors, analysts and investment bankers.

Engineering

•	Manage capital projects, including performing engineering studies to help reduce operating costs, increase pipeline throughput, optimize facilities, reduce safety hazards, and decrease operational and environmental risks.

Environmental and Safety

•	Formulate, propose and carry out action plans to comply with regulatory mandates, environmental requirements, and maintain the integrity of pipeline systems and other assets. Provide environmental and operational risk management services and related administration, including claims and accounting.

•	Design, implement and maintain all required health, safety and environmental training and compliance programs.

Accounting, Finance and Treasury

•	Provide internal and external financial reporting services to facilitate compliance with applicable accounting and financial reporting requirements, including general accounting services, general ledger administration and accounts payable functions.

•	Prepare and administer capital budgets and related accounting records. Prepare monthly financial information and performance reports. Prepare and review annual budgets and long range plans. Compute and prepare journal entries capturing all transactions as necessary to prepare internal and external financial statements.

•	Provide cash management and banking services, including cash forecasting, short term and long term borrowing and investments, bank account administration and related internal reporting.

•	Provide corporate finance planning, structuring and advisory services, including debt and equity capital markets, bank finance, project finance, negotiation of credit facilities, bank relationship management and credit rating management.

Audit Services

•	Provide the internal audit function. Design, implement and administer appropriate internal controls over financial reporting.

•	Provide information to and otherwise interface with external auditors.

Human Resources

•	Provide all human resource services, including recruiting and hiring; compensation and benefit program design and accounting, training and employee development; employee relations; labor relations support; relocation services; equal employment opportunity compliance; and payroll services.

Information Systems

•	Provide computer and telecommunications related services, including computer help desk; data, voice and video communications; network management; business applications development, integration and support; data center operations; technology assessment and selection; and pipeline and facility control system support.

Law Department

•	Provide internal legal services to all operations and personnel. Supervise and monitor all legal matters related to business transactions, regulatory matters and operations. Design and implement all necessary legal compliance programs. Prepare and review documentation for all transactions, regulatory matters and litigation. Interface with all governmental authorities. Negotiate contracts and settlements, manage litigation and provide general legal advice in connection with all matters.

Operations and Operational Services

•	Monitor and assess operational performance of all assets and systems. Operate and maintain the electrical and mechanical systems supporting the pipeline systems and processing and treating facilities. Maximize and optimize the efficient utilization of the pipeline systems and processing and treating facilities.

•	Procure all goods and services as required to meet operating needs.

•	Provide right-of-way management, procurement and administration services.

Tax

•	Provide tax compliance services for all income, property, excise and sales/use taxes. Also oversee and manage all related audits and appeals, planning, forecasting and accounting. Prepare and file all required tax returns and reports with the applicable taxation authorities.

•	Design and implement policies to facilitate compliance with all federal, state and local tax laws, rules and regulations.

Financial Risk Management

•	Provide counterparty credit analysis and monitoring.

•	Provide financial risk management, including interest rate, foreign exchange and commodity.

•	Provide financial policy and procedure documentation.

EXHIBIT B

Attached to and made a part of Intercorporate Services Agreement

dated effective             , 2013

among Enbridge Energy Partners, L.P., Midcoast Energy Partners, L.P. and Midcoast

Operating, L.P.

MIDCOAST ALLOCATED COSTS

Depreciation of leasehold improvements and information technology-related infrastructure and equipment and software licenses.

B-1